EXHIBIT 99.1

Adaptive Biotechnologies Provides Strategic Review Update and Announces Preliminary First Quarter 2024 Revenue

Announces CFO transition

SEATTLE, April 02, 2024 (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, today announced a business update, including the conclusion of its recent strategic review, preliminary revenue for the first quarter ended March 31, 2024, and transition of the chief financial officer role.

Strategic Review Update

After evaluating a number of potential opportunities as part of the strategic review, Adaptive’s management team and board of directors concluded that the current best outcome to maximize shareholder value is to operate the MRD and Immune Medicine businesses internally within Adaptive while increasing their independence from one another by restructuring each business with dedicated resources and separate segment reporting. Importantly, under this structure, Adaptive preserves its strong capital position which will bridge the MRD business to profitability and support targeted investments in Immune Medicine.

Management will provide further details on the process and outcome of the strategic review during the conference call this afternoon.

First Quarter 2024 Preliminary Unaudited Revenue Results

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Total revenue of approximately $41 to $43 million for the first quarter of 2024, an increase of approximately 12% compared to the first quarter of 2023.
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MRD revenue of approximately $31 to $32 million for the first quarter of 2024, an increase of approximately 47% compared to the first quarter of 2023.

CFO Transition

Adaptive Biotechnologies announced that Tycho Peterson, chief financial officer (CFO), will be departing the company to pursue another opportunity. Kyle Piskel, who currently serves as the company’s Principal Accounting Officer and has held various financial roles at Adaptive over the past 8 years, will succeed Tycho as full-time CFO. Kyle previously served as the company’s Interim CFO from February to June 2022 and brings over 15 years of financial expertise to the role.

“I am excited to announce Kyle as our new chief financial officer,” said Chad Robins, chief executive officer and co-founder, Adaptive Biotechnologies. “I am confident he has the business knowledge to operate and execute, with the necessary guardrails in place, so that our team can maximize the full value of both MRD and Immune Medicine businesses. I would like to thank Tycho for his financial leadership and significant contributions to Adaptive over the past two years, including his leadership during the strategic review process. We wish him success in his next endeavor.”

“I’m proud of the great work we accomplished together through a critical time in the company’s evolution over the past two years,” said Tycho Peterson, chief financial officer, Adaptive Biotechnologies. “Adaptive has a bold vision and world class science and is just beginning to unlock the potential on both its MRD and Immune Medicine businesses. I am confident in the future prospects of the business, and I look forward to following Adaptive’s continued progress and success.”

Webcast and Conference Call Information

Adaptive Biotechnologies will host a conference call to discuss its business updates after market close on Tuesday, April 2, 2024 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. The conference call can be accessed at http://investors.adaptivebiotech.com. The webcast will be archived and available for replay at least 90 days after the event.

About Adaptive Biotechnologies

Adaptive Biotechnologies (“we” or “our”) is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed. We apply our platform to partner with biopharmaceutical companies, inform drug development, and develop clinical diagnostics across our two business areas: Minimal Residual Disease (MRD) and Immune Medicine. Our commercial products and clinical pipeline enable the diagnosis, monitoring, and treatment of diseases such as cancer, autoimmune disorders, and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Important Note Regarding Preliminary, Unaudited Financial Results

Adaptive Biotechnologies has not completed the preparation of its financial statements for the first quarter of 2024. The financial disclosures referenced in this release for the first quarter are preliminary and are thus inherently uncertain and subject to change as we complete our financial close processes for the first quarter of 2024. Adaptive Biotechnologies is in the process of completing its customary quarter-end close and review procedures as of and for the quarter ended March 31, 2024, and there can be no assurance that final results for this period will not differ from these estimates.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our business strategies, use of capital, results of operations and financial position and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

ADAPTIVE INVESTORS
Karina Calzadilla, Vice President, Investor Relations

201-396-1687
investors@adaptivebiotech.com

ADAPTIVE MEDIA
Erica Jones, Associate Director, Corporate Communications

206-279-2423
media@adaptivebiotech.com